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                                   FORM 8-A
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      FIRST NATIONAL LINCOLN CORPORATION
              (Exact Name of Issuer as  specified in its charter)

                    Maine                              01-0404322
       (State or other jurisdiction of               (IRS Employer
        incorporation or organization)             Identification No.)

                 Main Street
                P.O.  Box 940
             Damariscotta, Maine                         04543
  (Address of Principal Executive Offices)            (Zip  Code)


      Securities to be Registered pursuant to Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which
         to be so registered                  each class is to be registered

                None                                        None
------------------------------------       ------------------------------------


      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c). check the following box. [ ]


      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d). check the following box. [ X ]


 Securities Act registration statement file number to which this form relates:
                                      None

      Securities to be Registered pursuant to Section 12(g) of the Act:

                         Common Stock,  $.01 par value
                      ------------------------------------





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ITEM 1.  Description of Registrant's Securities to be Registered


     The Registrant has a single class of Common Stock and presently is authorized to issue up to 6,000,000 shares, $.01 par value, of which 2,406,786 shares currently are outstanding.

     Each share of the Common Stock is entitled to one vote on each matter coming before the stockholders. The presence in person or by proxy of the holders of not less than one-third of the shares entitled to vote at any meeting constitutes a quorum at that meeting. With the exception of certain matters relating to business combinations described in detail below, or with respect to matters which, under Maine law, require the approval of the holders of a greater number or percentage of outstanding shares, action at any meeting at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock represented. The Bylaws of the Registrant provide for staggered terms for directors, whereby one-third, as nearly as may be, of the directors are elected in each year for a three year term. There is no provision for cumulative voting in the election of directors or with respect to any other matter.

     The Registrant may pay dividends out of funds legally available therefor when and if declared by the Board of Directors. The only material sources of funds available for the payment of dividends are dividends received from the Registrant's wholly-owned subsidiary, The First National Bank of Damariscotta (the "Bank"). The payment of dividends by the Bank is subject to limitations imposed by federal law and regulatory authorities. Dividends may be declared by the Bank out of so much of its net profits as the directors deem appropriate, subject to the limitation that before a dividend is declared the Bank must carry at least 10% of its net profits from the preceding half year in the case of quarterly or semi-annual dividends, or at least 10% of its net profits of the preceding two consecutive half year periods in the case of annual dividends, to its surplus account until the surplus account is equal to the amount of its capital stock. In addition, the approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by the Bank in any calendar year will exceed the total of its net profits of that year combined with its retained net profits of the preceding two years, less any required transfers to surplus. The holders of the Registrant's common stock are entitled to receive and share equally in such dividends as are declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Registrant, common stockholders would be entitled to receive all of the assets of the Registrant remaining after payment of its debts and liabilities and certain expenses incurred in connection with winding up the Registrant's affairs. Holders of the Registrant's common stock have no preemptive rights.

     The Registrant's Articles of Incorporation include provisions which govern any proposed "Business Combination" (defined generally to include certain sales, exchanges, leases, mortgages, pledges, transfers or other dispositions of assets, mergers or consolidations, adoptions of plans or proposals for liquidation or dissolution or certain issuances and reclassifications of securities of the Registrant) between the Registrant or its subsidiary, on the one hand, and an Interested Stockholder, affiliate or associate thereof, on the other hand, as well as additional provisions governing selected "Control Transactions" involving changes in control of the Registrant or its subsidiary, irrespective of whether an Interested Stockholder is involved. An "Interested Stockholder" is defined generally to include any individual, entity or group,


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other than the Registrant and its subsidiaries or their employee benefit plans, which is the beneficial owner of ten percent (10%) or more of the common stock outstanding.

     The Registrant's Articles of Incorporation require the prior affirmative vote of the holders of at least eighty percent (80%) of all outstanding shares of stock entitled to vote in order for the Registrant or any of its subsidiaries to engage, directly or indirectly, in any Business Combination with an Interested Stockholder. This requirement does not apply, however, to any Business Combination which is approved by a majority of the Continuing Directors (defined generally as those directors who are not affiliates, associates or representatives of the Interested Stockholder and who were elected prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is not an affiliate, associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors). In the event that this latter condition is met, the Business Combination would require only the shareholder vote required by law, the Articles of Incorporation, the Bylaws, or otherwise. (The provisions described below, however, nonetheless require the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the Registrant for certain mergers, substantial asset sales or stock issuances, and for the liquidation of the Registrant or a subsidiary, irrespective of whether an Interested Stockholder is involved or the board of directors approves such transaction.)

     In addition, in the event that a Business Combination with an Interested Stockholder does occur without the approval of a majority of the Continuing Directors, each stockholder must be offered by the Interested Stockholder the opportunity to exchange such stockholder's shares of common stock for consideration not less in value than the highest price paid by the Interested Stockholder in acquiring any of its holdings in the Registrant, and no stockholder will receive consideration different in form or proportion from that received by any other stockholder in connection with the Business Combination.

     The Articles of Incorporation require the prior approval of a majority of the Registrant's directors and of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of stock entitled to vote, in order for the Registrant or any of its subsidiaries to engage, directly or indirectly, in any Control Transaction (defined generally to include sales of all or substantially all of the assets of the Registrant or a subsidiary, liquidation, dissolution or mergers as a result of which the stockholders of the Registrant or such subsidiary own less than sixty percent (60%) of the stock of the surviving entity, or stock issuances resulting in a person or group acting together owning twenty-five percent (25%) or more of the stock of the Registrant or a subsidiary). Unlike the Business Combination provision described above, the approval of a Control Transaction by the Registrant's directors does not eliminate the need to obtain the stated higher level of shareholder approval. Because the definitions of Control Transaction and Business Combination overlap in several areas, in a Control Transaction that happens to involve an Interested Stockholder, the approval of a majority of the Continuing Directors would result only in the waiver of the 80% shareholder vote otherwise required for Business Combinations; however, such a transaction would also require the approval of a majority of all the directors and of the holders of sixty-six and two-thirds percent (66 2/3%) of the Registrant's outstanding stock, insofar as such requirements are not waivable under the Control Transaction provisions.

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     The purpose of the Business Combination provision described above is to restrict certain "self-dealing" transactions by a stockholder who could otherwise be able, unilaterally, to cause a Business Combination to be effectuated, and to give greater assurance to the stockholders that they will receive fair and equitable treatment in the event of certain Business Combinations involving the Registrant or a subsidiary and an Interested Stockholder. The purpose of the Control Transaction provision described above is to alter the approval standards otherwise applicable to such transactions, which ordinarily require only board approval (in the case of stock issuances) or board approval together with the approval of the holders of a bare majority (50.1%) of the common stock of the Registrant, in order to require that certain transactions that could undermine the Bank's identity and function as a community bank serving the Mid-Coast region of Maine be taken only with the approval of a more substantial majority of its owners. For example, a merger with another bank resulting in the Registrant's stockholders collectively owning a minority interest in the combined entity would necessitate a 66 2/3% shareholder vote, due to the overall change in control associated with the transaction, whereas a merger in which the Registrant were to acquire a smaller bank and the Registrant's shareholders were to own collectively 75% of the stock of the combined entity would require only the approval of the holders of a majority of the Registrant's stock, on the basis that overall control would not shift in the transaction.

     However, these provisions may make more difficult or discourage a merger or acquisition of control of the Registrant, including a transaction offering financial terms deemed attractive by a majority in interest of the Registrant's stockholders, since a Business Combination with an Interested Stockholder which is not approved by a majority of the Continuing Directors will require the approval of the holders of eighty percent (80%) of all outstanding shares of stock entitled to vote, and a Control Transaction must receive the approval of a majority of the Registrant's directors and of the holders of sixty-six and two-thirds percent (66 2/3%) of all outstanding shares of stock entitled to vote. In addition, to the extent that these provisions discourage or impede takeovers that would result in the change of the Registrant's management, such changes may be less likely to occur.

     Under Maine law, unless otherwise provided in the articles of incorporation and upon the adoption of a resolution by the board of directors, stockholders may amend the articles of incorporation by the affirmative vote of the holders of a majority of all outstanding shares of stock entitled to vote. The Articles of Incorporation of the Registrant, however, alter this quantum of vote, and require the affirmative vote of the holders of not less than eighty percent (80%) of all outstanding shares of stock entitled to vote, for any amendment or provision affecting the provisions described above relating to certain "Business Combinations" with an Interested Stockholder. However, the special provisions described in this paragraph will not apply to, and special votes shall not be required for, any amendment to the Business Combination provisions which has been recommended by the Board of Directors, if a majority of the directors then in office are Continuing Directors. The Control Transaction provisions may be amended only by a vote of the holders of at least 66 2/3% of all outstanding shares entitled to vote, irrespective of whether the Board of Directors recommends such an amendment. The special votes required for amendments to these provisions of the Articles of Incorporation are designed to prevent any stockholder from circumventing such provisions by amending the Articles of Incorporation.

     Management is not aware of any arrangement which could at a subsequent date result in a change in control of the Registrant.

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Item 2.  Exhibits

     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.























































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SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                  FIRST NATIONAL LINCOLN CORPORATION


                              By: Daniel R. Daigneault
                                  Daniel R. Daigneault
                                  President and Chief
                                  Executive Officer













































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POWER OF ATTORNEY

     We, the undersigned officers and directors of FIRST NATIONAL LINCOLN CORPORATION, hereby severally constitute Daniel R. Daigneault and F. Stephen Ward, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form 8-A filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable FIRST NATIONAL LINCOLN CORPORATION to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

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Signature                         Title
-------------------------------------------------------------------------------

Daniel R. Daigneault              President, Chief Executive )
Daniel R. Daigneault              Officer and Director       )
                                                             )
F. Stephen Ward                   Treasurer                  )
F. Stephen Ward                   (Principal Financial and   )
                                  Accounting Officer)        )
                                                             )
Robert B. Gregory                 Director and               )
Robert B. Gregory                 Chairman of the Board      )
                                                             )
Bruce A. Bartlett                 Director                   )
Bruce A. Bartlett                                            ) June 21, 1999
                                                             )
Malcolm E. Blanchard              Director                   )
Malcolm E. Blanchard                                         )
                                                             )
Katherine M. Boyd                 Director                   )
Katherine M. Boyd                                            )
                                                             )
Dana L. Dow                       Director                   )
Dana L. Dow                                                  )
                                                             )
Carl S. Poole, Jr.                Director                   )
Carl S. Poole, Jr.                                           )
                                                             )
David B. Soule, Jr.               Director                   )
David B. Soule, Jr.                                          )
                                                             )
Stuart G. Smith                   Director                   )
Stuart G. Smith                                              )
                                                             )
Bruce B. Tindal                   Director                   )
Bruce B. Tindal                                              )

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Exhibit Index


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Exhibit Number              Description
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4.1(1)                      Articles of Incorporation of the Registrant

4.2(1)                      Bylaws of the Registrant

25.1                        Power of Attorney (see page 6
                            of this Registration Statement)

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(1)  Incorporated herein by reference from the Registrant's Registration
Statement on Form S-1 (File No. 2-96573) and in the Registrant's Quarterly Report filed on Form 10-Q for the second quarter of 1996.








































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